Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com



                                  PRESS RELEASE

Release Date:
-------------
November 10, 2006
                                             For Further Information:
                                             ------------------------
                                             A. David Evans, President/CEO
                                             318-377-0523
                                             E-mail-mbldavid@shreve.net
                                             --------------------------
                                                      Or

                                             Becky T. Harrell, Treasurer/CFO
                                             318-377-0523
                                             E-mail-mblbecky@shreve.net
                                             --------------------------


           MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF FISCAL 2006, ITS SEVENTEENTH QUARTER AS A PUBLIC COMPANY

MINDEN,  LA. - November 10, 2006  -Minden  Bancorp,  Inc.  (NASDAQ OTC BB: MDNB)
--------------------------------------------------------------------------------
today reported net income for the quarter ended September 30, 2006 of $275,000 or $.20 per diluted share, as compared to net income of $324,000 or $0.23 per diluted share for the quarter ended September 30, 2005. The $49,000 or 15.1% decrease reflects a decrease in net interest income, an increase in provision for loan losses, and increases in other operating income and expenses. The results for the quarter ended September 30, 2006, also include the insurance agency that was acquired in January of 2006.

For the nine months ended September 30, 2006, the Company reported net income of $971,000 or $.69 per diluted share, as compared to $999,000 or $.70 per diluted share for the same period in 2005. The $28,000 or 2.8% decrease reflects a decrease in net interest income, an increase in provision for loan losses, and increases in other operating income and expenses.

At September 30, 2006, Minden Bancorp, Inc. had total assets of $115.2 million, a 5.1% increase from total assets of $109.6 million at September 30, 2005. The increase primarily reflects increases in the loan portfolio and fixed assets partially offset by a decrease in investment securities. Such growth was funded by increased deposits and borrowings. At September 30, 2006, stockholders' equity amounted to $19.8 million or $14.97 per share compared to $18.8 million or $14.21 per share at September 30, 2005.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association and Woodard Walker Insurance Agency. The bank is a 96 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                              Three Months        Nine Months
                                                 Ended               Ended
                                              September 30        September 30
                                              ------------        ------------
                                             2006      2005      2006      2005
                                            ------    ------    ------    ------
Interest income, including fees             $1,881     1,646     5,511     4,753
Interest expense                               859       571     2,346     1,514
                                            ------    ------    ------    ------
Net interest income                          1,022     1,075     3,165     3,239
Provision for loan losses                       38        --        68        --
Other operating income                         178        79       638       239
Other operating expenses                       744       663     2,264     1,964
                                            ------    ------    ------    ------
Income before income taxes                     418       491     1,471     1,514
Income tax expense                             143       167       500       515
                                            ------    ------    ------    ------
Net income                                  $  275       324       971       999
                                            ======    ======    ======    ======

Basic earnings per share                    $ 0.21    $ 0.24    $ 0.73    $ 0.75
                                            ======    ======    ======    ======

Fully diluted earnings per share            $ 0.20    $ 0.23    $ 0.69    $ 0.70
                                            ======    ======    ======    ======

                              MINDEN BANCORP, INC.

                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)

                                                   September 30     September 30
                                                   ------------     ------------
                                                       2006             2005
                                                     --------         --------
Total assets                                         $115,161         $109,621
Cash and cash equivalents                               2,321            2,610
Investment securities                                  30,173           32,599
Loans receivable - net                                 74,529           69,229
Deposits                                               73,126           67,081
Total borrowings                                       20,725           22,500
Total stockholders' equity                             19,814           18,794